SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the Appropriate Box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           Key Production Company, Inc
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1)    Title of each class of securities to which transaction applies:
         2)    Aggregate number of securities to which transaction applies:
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         4)    Proposed maximum aggregate value of transaction:
         5)    Total fee paid:
[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

     1) Amount Previously Paid:
     2) Form, Schedule or Registration Statement No.:
     3) Filing Party:
     4) Date Filed:

                                      K E Y

                                   PRODUCTION
                                  COMPANY, INC.


                                   Suite 3300
                             707 Seventeenth Street
                           Denver, Colorado 80202-3404



                  NOTICE OF ANNUAL MEETING AND PROXY STATEMENT


                                                                  March 30, 2000

Fellow Stockholders:

     We invite you to attend our annual meeting on May 25, 2000, in Denver, Colorado. Following the meeting, we will report on our operations and you will have a chance to meet your directors and officers.

     This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the board operates and gives personal information about our director candidates.

     We are sure that you, like most people, lead a busy life and are tempted to put this proxy aside for another day. Please don't delay. Even if you only own a few shares, we want your shares to be represented at the meeting. Also, when stockholders do not return their proxies we incur additional expenses to pay for follow-up mailings and telephone calls.

     Please take a few minutes today to review this proxy statement and record your vote. To make voting easier, you may vote by telephone or on the Internet by following the instructions that appear on the enclosed proxy insert or you may sign and return the enclosed proxy card.

     If you have any questions regarding the issues to be voted on or need assistance in recording your vote, please call us at 303/295-3995. Thank you for investing in Key and for your continuing support.

                                        Sincerely yours,




                                        F. H. Merelli
                                        Chairman and Chief Executive Officer




                                        Monroe W. Robertson
                                        President and Chief Operating Officer

                                       KEY
                                   PRODUCTION
                                  COMPANY, INC.


     The board of directors of Key Production Company, Inc. is soliciting proxies to be used at the 2000 annual meeting. This proxy statement and form of proxy will be mailed to stockholders commencing March 30, 2000.

                          ATTENDANCE AND VOTING MATTERS


THE MEETING

     Date:        Thursday, May 25, 2000

     Time:        2:00 p.m., Mountain Daylight Time

     Place:       The Westin Tabor Center Denver
                  1672 Lawrence Street
                  Denver, Colorado 80202

     Purpose:     o   To elect three directors (Proposal No. 1);
                  o   To authorize an amendment to Key's Articles of
                      Incorporation to authorize the board of directors to issue up to 15,000,000 shares of preferred stock in one or more series and to fix the designations, preferences, limitations and relative rights of any series of preferred stock (Proposal No. 2); and
                  o To conduct other business properly brought before the
                      meeting.

WHO MAY VOTE

     Stockholders of record as of March 16, 2000 may vote at the meeting.

HOW TO VOTE

     This year, we have added voting options to make it easier to cast your vote. You can now vote on matters presented at the meeting in any one of the following four ways:

o You can vote by telephone by following the instructions on the enclosed proxy card; or o You can vote on the Internet by following the instructions on the enclosed proxy card; or o You can vote by signing and returning the enclosed proxy card in the postage paid envelope provided; or o You can come to the annual meeting and cast your vote there.

     We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

     Each share of Key Production stock you own (as of the March 16, 2000 record date) entitles you to one vote. The number of shares you own is shown on your proxy card beneath and to the right of your name. As of March 10, 2000, there were 11,609,403 shares of Key Production common stock outstanding.
HOW PROXIES WORK

     Key Production's board of directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also abstain from voting.

     If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our director candidates and the amendment authorizing the issuance of preferred stock.

     You may receive more than one proxy or voting card depending on how you hold your shares. If you hold shares through someone else, such as a stockbroker, you may get material from them asking how you want to vote. Please vote each proxy you receive.

REVOKING A PROXY

     You may revoke your proxy before it is voted by submitting a new proxy with a later date (either by telephone, on the Internet, or by returning a new proxy card); by voting in person at the meeting; or by notifying our Corporate Secretary in writing at the address listed on the front of this booklet.

THE QUORUM REQUIREMENT

     In order to conduct business at the meeting, we must have a quorum. This means at least a majority of the outstanding Key Production stock must be represented at the meeting either in person or by proxy. Abstentions and broker non-votes are counted as present for establishing a quorum.

VOTES NEEDED

     Director candidates receiving a majority of the votes cast are elected to fill the seats on the board. Approval of other proposals, including the proposal authorizing the issuance of preferred stock, requires a favorable vote of the majority of the outstanding stock. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal. Brokers will not have the authority to vote for their customers on the amendment authorizing the preferred stock. You are not allowed to cumulate votes in the election of directors.

TABULATION OF VOTES

     Continental Stock Transfer & Trust Company, New York, our stock transfer agent, will receive proxies and ballots, tabulate the vote, determine whether a quorum exists and serve as inspector of election at the meeting.



                                 PROPOSAL NO. 1
                        KEY PRODUCTION BOARD OF DIRECTORS

STRUCTURE

     The board of directors oversees the management of the company on your behalf, and it reviews our long-term strategic plans. We have three directors and all directors are elected for a one-year term.

     Personal information about each director is given below. Unless you instruct the proxies differently on your proxy card, the proxies will vote for these nominees. If a nominee becomes unavailable before election, the proxy card authorizes us to vote for another nominee proposed by the board.
DIRECTORS NOMINATED FOR RE-ELECTION

     Information regarding each nominee is contained in the table and text below.

-------------------------- --------- --------------------- -------------------------------- ------------------------------
         Nominee             Age        Director Since            Current Position                 Committees
F.H. Merelli                  63             1992             Chairman of the Board and         None
                                                               Chief Executive Officer
Cortlandt S. Dietler          78             1992                     Director                  Audit and Compensation
L. Paul Teague                65             1996                     Director                  Audit and Compensation


     F.H. MERELLI has been with Key since September 9, 1992. He is currently chairman of the board of directors and chief executive officer. Prior to September 1999, he also held the office of president. From July 1991 to September 1992, Mr. Merelli was engaged as a private consultant in the oil and gas industry. Mr. Merelli was president and chief operating officer of Apache Corporation, and president, chief operating officer and a director of Key from June 1988 to July 1991, at which time he resigned from those positions in both companies. He was president of Terra Resources, Inc. from 1979 to 1988. Mr. Merelli has been a director of Apache Corporation since July 1997.

     CORTLANDT S. DIETLER has been a member of the board of directors of Key since September 9, 1992. He has been the chairman of the board of TransMontaigne Inc. since April 1995. He was the founder, chairman and chief executive officer of Associated Natural Gas Corporation prior to its 1994 merger with Panhandle Eastern Corporation (now Duke Energy Corporation). He also serves as a director of Hallador Petroleum Company and Forest Oil Corporation. His industry affiliations include: member of the National Petroleum Council; director of the American Petroleum Institute; past director of the Independent Petroleum Association of America; and director, past president and life member of the Rocky Mountain Oil & Gas Association.

     L. PAUL TEAGUE has been a member of the board of directors of Key since August 20, 1996. He retired in 1994 from his position as vice president, Western Region, Texaco Exploration & Producing Inc. in Denver. Other positions in his 35 years with Texaco included division manager of the New Orleans Division, Eastern Producing Department; vice president, New Orleans Producing Division of Texaco USA; and vice president, Producing Department, Texaco USA in Houston. His industry affiliations include: chairman of the API Executive Committee on Drilling and Production Practices; president of the Colorado Petroleum Association; director and executive committee member of the Rocky Mountain Oil & Gas Association; and executive committee member of the Louisiana Oil & Gas Association.

     YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THESE NOMINEES.

BOARD MEETINGS AND COMMITTEES

     In 1999, our full board formally met two times. In addition to meetings of the full board, directors attended meetings of board committees. Each member of the board of directors attended 100 percent of the formal meetings of the board and the committees on which he served.

     In addition to formally convened directors' meetings, several informal telephone conferences or meetings between senior management and board members were usually held during each month. Other board action throughout the year was accomplished by written consent, after informal discussion among the board members.

     The board appoints committees to help carry out its duties. Our board has two standing committees that serve a critical function for Key Production and its stockholders.

     The Audit Committee is responsible for accounting and internal control matters. The committee chooses the independent public accountants to audit our financial statements. The committee consults with the independent accountants and reviews their audit and other work. The committee also consults with our chief financial officer and reviews our internal controls and compliance with policies. In addition to its regular activities, the committee is available to meet on call of the independent accountants or chief financial officer whenever a special situation arises. The audit committee members are Cortlandt S. Dietler and L. Paul Teague. The audit committee formally met one time during 1999.

     The Compensation Committee reviews our compensation practices, oversees compensation for our senior executives and administers several of our compensation plans. The committee's report on executive compensation starts on page 8. The compensation committee members are Cortlandt S. Dietler and L. Paul Teague. The compensation committee formally met three times during 1999.

     The board of directors does not have a nominating committee.

DIRECTOR COMPENSATION

     Of our current board members, only one, Mr. Merelli, is a salaried employee of Key Production. Board members who are not employees received no cash compensation during 1999 for serving as directors. Commencing in 2000, non-employee directors will receive $1,000 for each board meeting attended and $300 for each committee meeting attended. Board members are also reimbursed for their actual expenses related to attending board meetings. Non-employee directors also receive director compensation in the form of stock options granted under the Stock Option Plan for Non-Employee Directors.

     Upon his election to the board, Mr. Dietler was granted stock options for 45,000 shares on December 9, 1992, at an exercise price of $2.875 per share. These options vested at a rate of one-third per year over three years. In recognition of his continued service to Key Production, Mr. Dietler was also granted additional stock options for 22,500 shares on January 26, 1997, at an exercise price of $11.375 per share and stock options for 20,000 shares on May 7, 1998, at an exercise price of $12.00 per share. These options also vest at the rate of one-third per year over three years.

     Upon his election to the board, Mr. Teague was granted stock options for 45,000 shares on August 19, 1996, at an exercise price of $8.125 per share. These options vested at a rate of one-third per year over three years. In recognition of his continued service to Key Production, Mr. Teague was also granted additional stock options for 20,000 shares on May 7, 1998, at an exercise price of $12.00 per share. These options also vest at a rate of one-third per year over three years.



                                 PROPOSAL NO. 2
                     Amendment to Articles of Incorporation
                          to authorize Preferred Stock

     Our board of directors recommends that the stockholders authorize an amendment to our Articles of Incorporation to create a newly authorized class of preferred stock consisting of 15,000,000 shares. If the amendment is approved, the board will have the ability to issue preferred shares from time to time. We do not expect to solicit further authorization from the stockholders for the issuance of any shares of the preferred stock, except to the extent required by law or by the rules of the New York Stock Exchange.

     The authorized capital stock of Key Production now consists of a single class of common stock and no preferred stock is authorized. The board believes the authorization of preferred stock will provide flexibility for future acquisitions or financings, although it does not presently contemplate an issuance.

     If you approve the proposed amendment, the board will be able to specify the precise characteristics of preferred stock to be issued, taking into account the nature of specific transactions and current market conditions. The proposed amendment would enable us, by action of the board, to issue at any time, one or more series of preferred stock and to set all designations, preferences, limitations, and relative rights of the series, including: the designation of series and numbers of shares; dividend rights; rights upon liquidation or distribution of the assets of the corporation; conversion or exchange rights; redemption provisions; sinking fund provisions; voting rights (but the holders of the preferred stock would not be entitled to more than one vote per share; and restrictions on issuance of corporate debt.

     It is not possible to state the effect of the authorization of the preferred stock upon the rights of holders of common stock until the board determines the specific rights of the holders of a series of the preferred stock. However, some effects might include: restrictions of dividends on common stock if dividends on the preferred are in arrears; dilution of the voting power of the common stock to the extent that the preferred stock has voting rights (but the holders of the preferred would not be entitled to more than one vote per share); and the holders of common stock not being entitled to share in the company's assets upon liquidation until satisfaction of liquidation preferences granted to the preferred stock, if any.

     Even though voting rights of any preferred stock would be limited as described above, the issuance of preferred stock (whether convertible into common stock or not) could have the effect of discouraging attempts to acquire control of the company. The board is not considering the use of preferred stock for such purposes, and it is not aware of any present effort to accumulate Key's stock for the purpose of gaining control. At the present time, we have no specific intention of establishing any series of preferred stock.

     Without prior stockholder approval, we will not issue preferred stock except to raise capital in the ordinary course of business or to make acquisitions. We will not issue preferred stock in order to dilute the stock ownership of, or create voting impediments for, an unsolicited acquirer. Therefore, the board believes that, as structured, the authorization of preferred stock is in the best interest of both the stockholders and Key Production since it is consistent with corporate governance principles and will facilitate our ability to take advantage of acquisition or financing opportunities that might not be available through the use of common stock.

     You can read the full text of the proposed amendment included at the end of this proxy statement as Exhibit A.

     YOUR BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR THE AMENDMENT TO THE ARTICLES OF INCORPORATION AUTHORIZING THE ISSUANCE OF THE PREFERRED STOCK.


                         KEY PRODUCTION COMPANY OFFICERS

     F.H. MERELLI, 63, has been with Key since September 9,1992. He is currently the chairman of the board of directors and chief executive officer. Prior to September 1999, he also held the office of President. From July 1991 to September 1992, Mr. Merelli was engaged as a private consultant in the oil and gas industry. Mr. Merelli was president and chief operating officer of Apache Corporation, and president, chief operating officer and a director of Key from June 1988 to July 1991, at which time he resigned from those positions in both companies. He was president of Terra Resources, Inc. from 1979 to 1988. Mr. Merelli has been a director of Apache Corporation since July 1997.

     MONROE W. ROBERTSON, 50, has been with Key since September 10, 1992. In September 1999, he was appointed president and chief operating officer. He served as senior vice president and corporate secretary until his appointment as president. Prior to that, he served as vice president and corporate secretary. From August 1988 to July 1992, he was employed by Apache Corporation in various capacities; the most recent of which was director of operational planning. From 1986 to 1988, Mr. Robertson was director of corporate planning for Terra Resources, Inc. From 1973 to 1986, Mr. Robertson was employed by Gulf Oil Corporation in various engineering and management positions.

     STEPHEN P. BELL, 45, has been with Key since February 1994. In September 1999, he was appointed senior vice president-business development and land. Prior to that time, he served as the vice president-land. From March 1991 to February 1994, he was president of Concord Reserve, Inc., a privately-held independent oil and gas company. He was employed by Pacific Enterprises Oil Company (formerly Terra Resources, Inc.) as mid-continent regional manager from February 1990 to February 1991 and as land manager from August 1985 to January 1990.

     JOSEPH R. ALBI, 41, has been with Key since June 1994. In September 1999, he was appointed vice president-engineering. He served as manager of engineering from June 1994 to September 1999. He was executive vice president of Black Dome Energy Corporation from 1991 to 1994. Prior to that, Mr. Albi held various engineering positions with Apache Corporation and Nicor Oil and Gas Corporation.

     THOMAS E. JORDEN, 42, has been with Key since November 1993. In September 1999, he was appointed vice president-exploration. He served as chief geophysicist from November 1993 to September 1999. Prior to joining Key Production, Mr. Jorden was with Union Pacific Resources in Fort Worth, Texas.

     PAUL KORUS, 43, joined Key in September 1999, as its vice president and chief financial officer. He was an equity research analyst with Petrie Parkman & Co. from June 1995 to September 1999. Prior to that, Mr. Korus was director of investor relations for Apache Corporation.

     BARBARA L. SCHALLER, 44, joined Key in March 1993. She was appointed general counsel and corporate secretary in September 1999. Prior to that time, she served as corporate counsel and assistant secretary. Ms. Schaller has been practicing law since 1982 and is a member of the Denver, Colorado and American Bar Associations.




                      OFFICER AND DIRECTOR STOCK OWNERSHIP
                             (As of March 10, 2000)
Name                                                  Shares Beneficially Owned*          Percent of Class*
    F.H. Merelli                                              1,064,067(1)(5)                   8.61%
    Cortlandt S. Dietler                                        146,000(2)                      1.25%
    L. Paul Teague                                               67,000(3)                      0.57%
    Monroe W. Robertson                                         355,429(4)(5)                   3.00%
    Stephen P. Bell                                             270,253(6)                      2.28%
    Joseph R. Albi                                              185,014(7)                      1.57%
    Thomas E. Jorden                                            207,078(8)                      1.75%
    All directors and executive officers as group
     (including the above named persons)                      2,363,268(9)                      17.46%


* Calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of
  1934.

(1) Includes 152,300 shares held in Mr. Merelli's IRA account; 8,382 shares held in his 401(k) account; and options for 750,000 shares, all of which are vested.

(2) Includes options for 67,500 shares, all of which are vested; and options for 20,000 shares, one-third of which vested on May 7, 1999, with an additional one-third vesting on each subsequent anniversary date.

(3) Includes options for 45,000 shares, all of which are vested; and options for 20,000 shares, one-third of which vested on May 7, 1999, with an additional one-third vesting on each subsequent anniversary date.

(4) Includes options for 125,000 shares, all of which are vested; options for 120,000 shares, one-third of which will vest on September 7, 2000, with an additional one-third vesting on each subsequent anniversary date; and 7,313 shares held in his 401(k) account.

(5) Includes 83,285 shares held by Messrs. Merelli and Robertson as Trustees of Key's 401(k) retirement plan.

(6) Includes options for 180,000 shares, all of which are vested; options for 80,000 shares, one-third of which will vest on September 7, 2000, with an additional one-third vesting on each subsequent anniversary date; and 3,753 shares held in his 401(k) account.

(7) Includes 800 shares held in Mr. Albi's IRA account; options for 100,500 shares, all of which are vested; options for 80,000 shares, one-third of which will vest on September 7, 2000, with an additional one-third vesting on each subsequent anniversary date; and 3,714 shares held in his 401(k) account.

(8) Includes options for 120,000 shares, all of which are vested; options for 80,000 shares, one-third of which will vest on September 7, 2000, with an additional one-third vesting on each subsequent anniversary date; and 4,578 shares held in his 401(k) account.

(9) Includes options for 1,928,000 shares of common stock, vesting at various dates beginning September 1, 1993. The 83,285 shares held by the trustees of our 401(k) retirement plan were only counted once in this calculation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

GENERAL COMPENSATION PHILOSOPHY

     Key Production's compensation program is designed to be competitive in the oil industry and to motivate, retain and reward executives who are capable of successfully leading the company. Our program consists primarily of base salary and stock options, although executives also receive benefits typically offered to corporate executives. We also consider granting cash bonuses based upon a subjective determination of an individual's performance and accomplishments as well as the overall financial results of the company.

     In keeping with this overall policy, we aim to link management goals with your interests as stockholders by emphasizing the grant of stock options. When Key's stockholders win--through consistent growth in earnings, revenue, production, reserves and stock price appreciation--Key's executives win. If stockholders do not realize these gains, neither do our executives.

BASE SALARIES

     In making decisions regarding base salaries, the chairman and chief executive officer, by authority of the compensation committee, makes recommendations about the base salary of the executive officers (other than himself). He relied primarily upon the information contained in the William Mercer 1999 Energy Compensation Survey. He reviewed the compensation and benefits of executives in positions of similar overall responsibility for those companies included in the report which most closely approximated the size of Key. Based on this report and an assessment of the skills, experience and achievements of individual executives, the 1999 executive compensation was decided. During 1999, Key's existing officers were promoted and given additional responsibilities. Also, several valuable employees were appointed officers of the company during 1999. Salary increases were made to most of these individuals in accordance with the salary ranges shown in the report.

     The 1999 base salaries of our executives remain near to the mid-range for companies of comparable size engaged in similar business, which were included in the report. This result is in keeping with our current philosophy that in order to retain our executives, the non-variable portion of any executive officer's pay should be within the parameters offered by our competitors.

BONUSES

     Short-term incentives consist of cash bonuses to executives to reward their contributions during the past business years and to provide incentives for further improvement in the future. The bonus any executive receives depends on the executive's individual performance and level of responsibility as well as the overall financial performance of Key. We assess relative performance based on factors including initiative, business judgement, technical expertise and management skills, but no particular formula is used. In early 1999, each of Key's executive officers received cash bonuses equal to 15% of their base salary. These bonuses were based upon 1998 financial results and recognized that Key remained profitable during a downturn in the oil and gas business as a whole during 1998 and that Key has reported profits in every quarter since 1992. However, the cash bonuses were relatively small because the income per share reported by Key in 1998 was down from prior periods.

STOCK OPTIONS

     Stock options are the central focus of our long-term incentive program. The executives who are granted stock options gain only when you gain--when the common stock value goes up. In September 1999, option grants were made to all executive officers except the chief executive officer. These grants were made in connection with the promotions described above. All options were granted under our 1992 Stock Option Plan and have an exercise price of $9.6875 (which is equal to the fair market value of our common stock on the date of grant) and vest over three years.


BENEFIT PLANS

     The benefit package offered to executive officers is substantially the same as that for all Key Production employees for group health and hospitalization, dental, life and disability insurance, although we provide a $500,000 life insurance policy for Mr. Merelli pursuant to his employment agreement.

     The executive officers participate in our 401(k) retirement savings plan, which consists of employee contributions and the company's matching contribution of up to four percent of the employee's compensation. The company's matching contribution is made in the form of Key common stock. The Key Production Company, Inc. Income Continuance Plan provides for the continuation of salary and benefits for certain employees if there is a change in control of Key. Any payments made pursuant to this plan are in lieu of, and not in addition to, any payments made pursuant to employment agreements.

     Under the company's non-qualified Deferred Compensation Plan, executive officers and certain other employees are entitled to defer an amount of income equal to the amount they would have been able to contribute to the company's 401(k) plan, but are prohibited from doing so under Section 402(g) of the Internal Revenue Code of 1986. Participants may also elect to have up to 25 percent of their annual compensation and 75 percent of any bonus withheld and credited to the plan.

CEO COMPENSATION

     Mr. Merelli was hired in late 1992. He is currently the chairman and chief executive officer of Key. Prior to September 1999, he also held the office of president. The compensation committee increased Mr. Merelli's base salary to $250,000, effective September 16, 1999. This was the first increase to his base salary since 1996. The compensation committee believes that Mr. Merelli's base salary remains very conservative for the chairman of the board and chief executive officer for a corporation of Key Production's size. Mr. Merelli's compensation is inherently tied to the performance of Key because of the emphasis on stock options.

     Mr. Merelli received a cash bonus in 1999, reflecting his level of responsibility and his experience, which significantly contributed to the company's reporting profits in every quarter since he assumed management of Key. The committee focused on the importance of Mr. Merelli to the continued growth and development of Key, his expertise in the industry and demonstrated management skills, and the company's continued financial success, as well as the fact that his base salary is relatively modest.

     In 1999, Mr. Merelli received matching contributions pursuant to Key's 401(k) plan and Key paid the premium for a term life insurance policy it provides for him. These two components of Mr. Merelli's compensation are not based upon performance.

U.S. INCOME TAX LIMITS ON DEDUCTIBILITY

     U.S. income tax law limits the amount Key Production can deduct for compensation paid to the CEO and the other four most highly paid executives. We do not currently have a policy regarding qualifying compensation paid to executive officers for deductibility under Section 162(m) of the Internal Revenue Code. If such limits have a material effect on the company's tax position in the future, we will consider adopting criterion to qualify for the tax deduction at that time.

SUMMARY

     The compensation committee is made up of non-employee directors who do not participate in the compensation plans we administer. We approve or endorse compensation paid or awarded to senior executives and we administer several of Key's benefit plans including the 1992 Stock Option Plan. We also specifically set salary and benefit levels for the chief executive officer, subject to the terms of his existing employment agreement. In the opinion of the committee, Key Production has an appropriate and competitive compensation program. The combination of sound base salary, short-term bonuses and the emphasis on long-term incentives provides a foundation for effective leadership into the future.

                                                        Respectfully submitted,

                                                        Cortlandt S. Dietler
                                                        L. Paul Teague

                          EXECUTIVE COMPENSATION TABLES

     These tables show the compensation of Key's chairman and the four other most highly paid officers.

                                                SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------------
                                                                                      Long-Term
                                                 Annual Compensation                Compensation
                                                ----------------------------       ----------------
                                                                                    Securities
                                                                                    Underlying             All other
          Name and Position            Year      Salary(1)          Bonus             Options           Compensation
------------------------------------   ----     -----------       ---------        ----------------     ---------------
  F.H. Merelli,                        1999     $   196,977       $  26,269             --               $  11,132(2)
    Chairman and Chief                 1998     $   175,102       $  87,500             --               $  12,152
    Executive Officer                  1997     $   175,102          --               250,000            $   9,097
  Monroe W. Robertson,                 1999     $   181,319       $  23,639           120,000            $   8,259(3)
    President and Chief                1998     $   157,592       $  74,690             --               $   9,356
    Operating Officer                  1997     $   149,380          --               75,000             $   5,838
  Stephen P. Bell,                     1999     $   112,782       $  14,515           80,000             $   5,127(4)
    Senior Vice President--Business     1998     $   96,771       $  45,866             --               $   5,704
    Development and Land               1997     $    91,732       $  60,000           60,000             $   5,961
 Joseph R. Albi,                       1999     $   120,601       $  15,850           80,000             $   5,440(5)
    Vice President Engineering         1998     $   105,670       $  47,538             --               $   6,400
                                       1997     $    95,075       $  45,000           40,000             $   6,195
 Thomas E. Jorden,                     1999     $   133,102       $  18,165           80,000             $   6,032(6)
    Vice President Exploration         1998     $   121,102       $  54,078             --               $   6,993
                                       1997     $   108,155       $  70,000           40,000             $   7,108

(1)  Includes amounts earned but deferred at the election of the officer, if any

(2) Includes our matching contribution of $8,980 (made in the form of Key common stock) pursuant to our 401(k) plan in which all employees are eligible to participate, and the one-year term cost of life insurance provided for Mr. Merelli of $2,152.

(3) Includes our matching contribution of $8,259 (made in the form of Key common stock) pursuant to our 401(k) plan in which all employees are eligible to participate.

(4) Includes our matching contribution of $5,127 (made in the form of Key common stock) pursuant to our 401(k) plan in which all employees are eligible to participate.

(5) Includes our matching contribution of $5,440 (made in the form of Key common stock) pursuant to our 401(k) plan in which all employees are eligible to participate.

(6) Includes our matching contribution of $6,032 (made in the form of Key common stock) pursuant to our 401(k) plan in which all employees are eligible to participate.


                       Aggregated Option Exercises in 1999
                         and 1999 Year-End Option Values

                                                                   Number of
                                                             Securities Underlying          Values of Unexercised
                                                              Unexercised Options           In-the-Money Options
                                                               At 1999 Year-End               at 1999 Year-End
-------------------------- -------------- -------------- ------------------------------ ------------------------------
                             Number of
                              Shares
                            Acquired on       Value
          Name               Exercise       Realized      Exercisable   Unexercisable   Exercisable(1)Unexercisable(1)

 F.H. Merelli                  --             --           500,000(2)        --  (2)     $2,187,500        --
                               --             --           166,666(3)       83,334(3)      --              --
 Monroe W. Robertson           --             --            80,000(4)        --  (4)     $ 390,000         --
                               --             --            50,000(3)       25,000(3)      --              --
                                                                --(5)      120,000(5)      --              --
 Stephen P. Bell               --             --           120,000(6)        --  (6)     $ 525,000         --
                               --             --            40,000(3)       20,000(3)      --              --
                                                                --(5)       80,000(5)      --              --
 Joseph R. Albi               2,000        $  17,344        60,500(7)        --  (7)     $ 196,625         --
                               --             --            26,667(3)       13,333(3)      --              --
                               --             --                --(5)       80,000(5)      --              --
 Thomas E. Jorden              --             --            80,000(8)        --  (8)    $ 290,000          --
                               --             --            26,667(3)       13,333(3)      --              --
                               --             --                --(5)       80,000(5)      --              --

(1) Amount represents the $7.375 closing price of our common stock on December 31, 1999, on the New York Stock Exchange, less the exercise price multiplied by the number of exercisable/unexercisable stock options at December 31, 1999, that had an exercise price less than the market value at that date.

(2) Options were granted September 1, 1992, and vested at a rate of one-third per year over three years. These options were not granted under our 1992 Stock Option Plan.

(3) Options were granted on January 26, 1997, and vest at a rate of one-third per year over three years. These options were granted under our 1992 Stock Option Plan. No value was calculated for these options because the exercise price was greater than the year-end closing price.

(4) Options were granted on January 4, 1993, and vested at a rate of one-third per year over three years. These options were granted under our 1992 Stock Option Plan.

(5) Options were granted on September 7, 1999, and vest at a rate of one-third per year over three years. These options were granted under our 1992 Stock Option Plan. No value was calculated for these options because the exercise price was greater than the year-end closing price.

(6) Options were granted on February 2, 1994, and vested at a rate of one-third per year over three years. These options were granted under our 1992 Stock Option Plan.

(7) Options were granted on June 8, 1994, and vested at a rate of one-third per year over three years. These options were granted under our 1992 Stock Option Plan.

(8) Options were granted on November 8, 1993, and vested at a rate of one-third per year over three years. These options were granted under our 1992 Stock Option Plan.




                              Option Grants in 1999
                                                                                             Potential Realizable
                                                                                            Value at Assumed Rates
                                                                                             of Stock Appreciation
                                                                                                for Option Term
--------------------------------- --------------- ------------ ------------- ------------ ----------------------------
                                    Number of     Percentage
                                   Securities     of Total       Exercise
                                   Underlying     Options        or Base
                                     Options      Granted to    Price Per    Expiration
     Name                           Granted(1)     Employees      Share         Date           5%            10%
--------------------------------- --------------- ------------ ------------- ------------ -------------- -------------
 Monroe W. Robertson                120,000          24%        $9.6875       9/06/09       731,096      1,852,676
 Stephen P. Bell                     80,000          16%        $9.6875       9/06/09       487,398      1,235,118
 Joseph R. Albi                      80,000          16%        $9.6875       9/06/09       487,398      1,235,118
 Thomas E. Jorden                    80,000          16%        $9.6875       9/06/09       487,398      1,235,118

(1) Options were granted on September 7, 1999, and vest at a rate of one-third per year. These options were granted under our 1992 Stock Option Plan at an exercise price equal to the fair market value of the common stock on the date of the grant.


EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     F.H. Merelli. Mr. Merelli has an employment agreement with Key pursuant to which he agreed to serve for an indefinite term at an initial base annual salary of $150,000. The base salary may be increased (but not decreased) by the compensation committee of the board.

     In addition to the base salary, the employment agreement provides for the grant to Mr. Merelli of stock options for 500,000 shares of the company's common stock and also provides that Mr. Merelli is eligible for incentive bonuses under any incentive program for executives of the company which is adopted by the board of directors. No formal incentive bonus program has been adopted as of the date of this proxy statement, although cash bonuses are granted based upon a subjective determination of an individual's performance as well as the overall financial results of Key.

     It further provides that if he is terminated without cause or because of death or disability, Mr. Merelli or his estate will receive his then-current monthly salary for two years. The company must also purchase a $500,000 life insurance policy for him.

     Mr. Merelli's stock option agreement provides that upon a change in control of Key, all of his outstanding options will immediately vest. He is a participant in the Key Production Company, Inc. Income Continuance Plan which provides for the continuation of salary and benefits for certain employees upon a change in control of Key. Any benefits paid to Mr. Merelli pursuant to this plan would be in lieu of, and not in addition to, any payments made pursuant to his employment agreement.

     Monroe W. Robertson. Mr. Robertson has an employment agreement with Key pursuant to which he agreed to serve for an indefinite term at an initial base annual salary of $115,000. The base salary may be increased (but not decreased) by the compensation committee of the board. Mr. Robertson is also eligible to receive incentive bonuses under any incentive program for executives of the company which is adopted by the board of directors. No formal incentive bonus program has been adopted as of the date of this proxy statement, although cash bonuses are granted based upon a subjective determination of an individual's performance as well as the overall financial results of Key.

     It further provides that if he is terminated without cause or because of death or disability, Mr. Robertson or his estate will receive his then-current monthly salary for two years.

     Mr. Robertson's stock option agreement provides that upon a change in control of Key, all of his outstanding options will immediately vest. He is a participant in the Key Production Company, Inc. Income Continuance Plan which provides for the continuation of salary and benefits for certain employees upon a change in control of Key. Any benefits paid to Mr. Robertson pursuant to this plan would be in lieu of, and not in addition to, any payments made pursuant to his employment agreement.

     Stephen P. Bell. Mr. Bell has an employment agreement with Key pursuant to which he agreed to serve for a three-year term, which expired February 2, 1997. It provides that if Mr. Bell continues as an employee after the term of the agreement and is terminated without cause after a change in control, he will receive an immediate payment of two times his then-current annual salary.

     A stock option agreement with Mr. Bell provides that upon a change in control of Key, all of his outstanding options will immediately vest.

     He is a participant in the Key Production Company, Inc. Income Continuance Plan which provides for the continuation of salary and benefits for certain employees upon a change in control of Key. Any benefits paid to Mr. Bell pursuant to this plan would be in lieu of, and not in addition to, any payments made pursuant to his employment agreement.

     Joseph R. Albi. Mr. Albi has an employment agreement with Key pursuant to which he agreed to serve for a three-year term, which expired March 11, 1997. It provides that if Mr. Albi continues as an employee after the term of the agreement and is terminated without cause after a change in control, he will receive an immediate payment of two times his then-current annual salary.

     A stock option agreement with Mr. Albi provides that upon a change in control of Key, all of his outstanding options will immediately vest.

     He is a participant in the Key Production Company, Inc. Income Continuance Plan, which provides for the continuation of salary and benefits for certain employees upon a change in control of Key. Any benefits paid to Mr. Albi pursuant to this plan would be in lieu of, and not in addition to, any payments made pursuant to his employment agreement.

     Thomas E. Jorden. Mr. Jorden has an employment agreement with Key pursuant to which he agreed to serve for a three-year term, which expired November 8, 1996. It provides that if Mr. Jorden continues as an employee after the term of the agreement and is terminated without cause after a change in control, he will receive an immediate payment of two times his then-current annual salary.

     A stock option agreement with Mr. Jorden provides that upon a change in control of Key, all of his outstanding options will immediately vest.

     He is a participant in the Key Production Company, Inc. Income Continuance Plan, which provides for the continuation of salary and benefits for certain employees upon a change in control of Key. Any benefits paid to Mr. Jorden pursuant to this plan would be in lieu of, and not in addition to, any payments made pursuant to his employment agreement.

                             STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on Key Production common stock with Standard & Poor's 500 Stock Index and the Dow Jones Secondary Oil Stock Index. The graph assumes that $100 each was invested on December 31, 1994, and that all dividends were reinvested.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG KEY PRODUCTION COMPANY, INC., THE S & P 500 INDEX
                      AND THE DOW JONES SECONDARY OIL INDEX

                                1994   1995   1996    1997   1998    1999
                                ----   ----   ----    ----   ----    ----
KP                              100     119    276    227     114     162
S&P 500                         100     138    169    226     290     351
DJ OIL 2D                       100     116    143    152     111     125

                              [OBJECT OMITTED]


                           BENEFICIAL STOCK OWNERSHIP

                                            PERSONS OWNING MORE THAN FIVE PERCENT
                                                   OF KEY PRODUCTION STOCK
                                                    (As of March 10, 2000)

                                                Voting                 Dispositive             Total Amount        Percent
                                              Authority                 Authority             Of Beneficial           Of
                                         -------------------        -------------------        Ownership           Class
                                                                                             ---------------      ----------
Name and Address                          Sole        Shared        Sole        Shared
                                        ---------   ---------     ---------    ---------
F.H. Merelli(1)                         1,064,067       --        1,064,067       --             1,064,067          8.61%
707 Seventeenth Street, Suite 3300
Denver, Colorado 80202

Robert Fleming Inc. (2)                    --        1,000,780       --        1,000,780         1,000,780          8.62%
320 Park Avenue, 11th Floor
New York, New York 10022

Dimensional Fund Advisors Inc. (3)        692,091        --         692,091        --               692,091          5.96%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

J.L. Kaplan Associates, LLC (4)           445,900        --         670,350        --               670,350          5.77%
222 Berkeley Street
Boston, Massachusetts 02116

(1) Mr. Merelli is chairman and chief executive officer of Key. The total number of shares includes options for 750,000 shares. (See "Officer and Director Stock Ownership" above.)
(2) Information from Schedule 13G filed by Robert Fleming Inc. with the SEC on February 9, 2000.
(3) Information from Schedule 13G filed by Dimensional Fund Advisors Inc. with the SEC on February 3, 2000.
(4) Information from Schedule 13G filed by J.L. Kaplan Associates, LLC with the SEC on January 26, 2000.
------------


                                OTHER INFORMATION

INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen LLP has been our independent auditor since 1988, the year we were incorporated, and will continue in that capacity in 2000. A representative of Arthur Andersen LLP will be at the annual meeting to respond to appropriate questions and to make a statement if he desires to do so.

OTHER BUSINESS

     We do not expect any business to come up for vote at the meeting, other than the items discussed in this booklet. If other business is properly raised, your proxy card authorizes the people named as proxies to vote as they think best.

STOCKHOLDER PROPOSALS

     The deadline for submitting stockholder proposals for inclusion in our proxy statement next year is December 1, 2000. In order for business to be presented by a stockholder at next year's annual meeting, our bylaws require that we receive notice of the proposal between February 25, 2001, and March 27, 2001.

HOW WE SOLICIT PROXIES

     In addition to this mailing, our employees may solicit proxies personally, electronically or by phone. We pay Corporate Investor Communications, Inc. $6,000 plus expenses to help with the solicitation. If any of our directors, officers, or employees assist, they will not be paid for their soliciting activities. We also reimburse brokers and other nominees for their reasonable expenses in sending these materials to you and getting your voting instructions.

STOCKHOLDER LIST

     You can examine the stockholder list during normal business hours at our offices in Denver, Colorado starting on May 15, 2000, ten days prior to the annual meeting.

PEOPLE WITH DISABILITIES

     We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please write the Corporate Secretary at least two weeks before the meeting at the address on the front of this booklet.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The federal securities laws require our directors and executive officers to file reports of changes in ownership of Key's stock. All reports due in 1999 were timely filed.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Neither Mr. Dietler nor Mr. Teague, the members of the compensation committee, was at any time during fiscal year 1999 or any preceding fiscal year an officer or employee of Key or any of its subsidiaries. During fiscal year 1999, no executive officer of Key served as a director or member of a compensation (or similarly empowered) committee for any entity whose executive officer or officers served on Key's compensation committee.

ANNUAL REPORT

     We are mailing our Annual Report for fiscal year 1999 to you with this proxy statement. If you want a free copy of our Form 10-K filed with the Securities and Exchange Commission, please write to our Corporate Secretary, at 707 Seventeenth Street, Suite 3300, Denver, Colorado 80202-3404.


                                          By order of the Board of Directors

                                          KEY PRODUCTION COMPANY, INC.


                                          Barbara L. Schaller
                                          Corporate Secretary


                     We urge you to record your vote today.

                                    Exhibit A

                    Amendment of Certificate of Incorporation
                         of Key Production Company, Inc.

Article II of the current Certificate of Incorporation of Key Production Company, Inc. is deleted and Article II is amended and restated in its entirety as follows:

                                   ARTICLE II
                                AUTHORIZED SHARES

     Section 1. The total number of shares of stock that the Corporation shall have authority to issue is 15,000,000 shares, divided into the following classes: (i) 50,000,000 shares of common stock, par value $.25 per share ("Common Stock"), and (ii) 15,000,000 shares of preferred stock, par value $.01 per share ("Preferred Stock").

     Section 2. Each holder of Common Stock shall be entitled to one vote for each share of such stock held, on all matters presented to stockholders. Cumulative voting shall not be allowed in the election of directors or for any other purpose.

     Section 3. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide from time to time for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish the characteristics of each series, including the following:

     (i) the number of shares of that series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding) by resolution of the Board of Directors, and the distinctive designation thereof;

     (ii) the voting powers, full or limited, if any, of the shares of that series and the number of votes per share;

     (iii)the rights in respect of dividends on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates and the relative rights or priority, if any, of payment of dividends on shares of that series and any limitations, restrictions or conditions on the payment of dividends;

     (iv) the relative amounts, and the relative rights of priority, if any, of payment in respect of shares of that series, which the holders of the shares of that series shall be entitled to receive upon any liquidation, dissolution or winding up of the Corporation;

     (v) the terms and conditions (including the price or prices, which may vary under different conditions and at different redemption dates), if any, upon which all or any part of the shares of that series may be redeemed, and any limitations, restrictions or conditions on such redemption;

     (vi) the terms, if any, of any purchase, retirement or sinking fund to be provided for the shares of that series;

     (vii)the terms, if any, upon which the shares of that series shall be convertible into or exchangeable for shares of any other class, classes or series, or other securities, whether or not issued by the Corporation;

    (viii)the restrictions, limitations and conditions, if any, upon issuance of indebtedness of the Corporation so long as any shares of that series are outstanding; and

     (ix) any other preferences and relative, participating, optional or other rights and limitations not inconsistent with law, this ARTICLE II or any resolution of the Board of Directors pursuant to this ARTICLE II.

     Section 4. Shares of Common Stock shall not carry preemptive rights.